EXHIBIT 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek, SVP & CFO Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
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NEWPARK RESOURCES APPOINTS EDWARD “CHIP” EARLE TO SUCCEED MARK AIROLA AS PART OF PLANNED GENERAL COUNSEL SUCCESSION

THE WOODLANDS, TX - August 15, 2018 - Newpark Resources, Inc. (NYSE: NR) today announced that, after an extensive search, Edward “Chip” Earle will assume the role of Vice President - General Counsel, Chief Administrative Officer, Chief Compliance Officer, and Secretary, effective September 1, 2018. Mr. Earle will succeed Mark Airola, who announced his retirement in April 2018. During a transition, Mr. Earle will serve as Vice President and Special Advisor to the CEO from August 15, 2018 until September 1, 2018. Mr. Airola will then serve as Senior Vice President and Special Advisor to the CEO from September 1, 2018 until his retirement on September 30, 2018.

“We are very pleased to welcome Chip to Newpark’s executive leadership team,” stated Paul Howes, Newpark’s President and Chief Executive Officer. “His significant legal experience and diverse, global background make him a great asset to Newpark. We look forward to Chip’s pragmatic counsel, strategic leadership and contributions to our future growth.

“Also, I would like to again thank Mark for his 12 years of service and countless contributions to our Company. Mark has been instrumental in the transformation of Newpark and we’ve benefited greatly from his strategic counsel, leadership, and commitment to continuous improvement. We wish him the very best in his retirement,” concluded Howes.

Prior to joining Newpark, Mr. Earle served in various executive management roles at Bristow Group Inc., most recently as the Senior Vice President, Chief Legal & Support Officer and Corporate Secretary where he oversaw and led the worldwide legal, compliance, insurance, communications, information technology and executive compensation functions. Before Bristow, Mr. Earle served in multiple domestic and international senior legal roles at Transocean, Ltd. Mr. Earle began his legal career in private practice with Baker Botts, L.L.P. and Wilson Sonsini Goodrich & Rosati, P.C. He earned his Bachelor of Arts degree from Middlebury College (cum laude), an M.B.A. from The University of Texas Graduate School of Business and a J.D. (honors) from The University of Texas School of Law.

Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.

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